Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Third Quarter Fiscal 2018 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) November 6, 2018 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the third quarter of fiscal 2018.

Third Quarter 2018 Highlights

•	Total case volume decreased 0.8%; independent restaurant case volume increased 3.3%

•	Net sales decreased 0.8% to $6.2 billion

•	Gross profit of $1.1 billion increased 0.9%

•	Income before income taxes decreased $6 million to $141 million

•	Net income increased $18 million to $114 million

•	Adjusted EBITDA increased 6.0% to $283 million

•	Diluted EPS of $0.52; Adjusted Diluted EPS of $0.55

Nine Month 2018 Highlights

•	Total case volume decreased 1.3%; independent restaurant case volume increased 3.7%

•	Net sales decreased 0.1% to $18.1 billion

•	Gross profit of $3.2 billion increased 2.2%

•	Income before income taxes increased $98 million to $364 million

•	Net income increased $119 million to $307 million

•	Adjusted EBITDA increased 4.9% to $806 million

•	Diluted EPS of $1.41; Adjusted Diluted EPS of $1.47

CEO Perspective
"Adjusted EBITDA growth was solid at 6.0% for the third quarter, and we continued to expand gross profit dollars per case," said Chairman and CEO Pietro Satriano. "We also delivered organic independent restaurant case volume growth of 3.1% for the quarter, an improvement over the first half of the year. Our initiatives to improve customer service levels are showing early positive results, and we expect this momentum to continue to accelerate total case growth as we finish the year."

Third Quarter 2018 Results
Total case volume decreased 0.8% from the prior year, with organic case volume declining 1.0%. Independent restaurant case volume increased 3.3%, of which 3.1% was organic growth. The decrease in total case volume was primarily driven by the previously discussed exits of select chain customers.

Net sales of $6.2 billion for the quarter decreased 0.8% from the prior year, primarily due to the decrease in case volume.

Gross profit of $1.1 billion increased $10 million, or 0.9%, from the prior year, driven by margin expansion initiatives, partially offset by the adverse year-over-year change in the last-in, first-out (LIFO) reserve and a decline in case volume. Gross profit as a percentage of Net sales was 18.0%. Adjusted Gross profit was $1.1 billion, a 2.2% increase from the prior year, driven by margin expansion initiatives, partially offset by a decline in case volume. Adjusted Gross profit as a percentage of Net sales was 17.9%.

Operating expenses were $929 million, an increase of 2.2% from the prior year. The increase was driven by higher fuel and acquisition-related costs, partially offset by the positive impact of expense control initiatives. Adjusted Operating expenses for the quarter were $819 million, a 1.5% increase from the prior year, primarily driven by higher fuel and wage costs.

Income before income taxes was $141 million, a $6 million decrease from the prior year.

Net income for the quarter was $114 million, up $18 million from $96 million in the prior year as a result of the Gross profit and Operating expense factors discussed above and a lower federal income tax rate. Adjusted EBITDA of $283 million increased $16 million, or 6.0%, compared to the prior year. Diluted EPS was $0.52 and Adjusted Diluted EPS was $0.55.

Nine Month 2018 Results
Total case volume decreased 1.3% from the prior year, with organic case volume declining 1.9%. Independent restaurant case volume increased 3.7%, of which 2.9% was organic growth. The decrease in total case volume was driven primarily by the previously discussed exits of select chain customers. Sales from acquisitions completed during the last four fiscal quarters increased Net sales by approximately 0.8%.

Gross profit of $3.2 billion increased $70 million, or 2.2%, from the prior year, driven by margin expansion initiatives, acquisitions and a year-over-year gain in the LIFO reserve. Gross profit as a percentage of Net sales was 17.7%. Adjusted Gross profit was $3.2 billion, a 1.7% increase from the prior year, driven by margin expansion initiatives and acquisitions. Adjusted Gross profit as a percentage of Net sales was 17.7%.

Operating expenses were $2.7 billion, a decrease of 0.9% from the prior year. Operating expenses benefited from lower amortization expense resulting from the full amortization of an intangible asset, partially offset by higher fuel and wage costs. Adjusted Operating expenses were $2.4 billion, a 1.0% increase from the prior year, primarily driven by higher fuel and wage costs.

Income before income taxes was $364 million, a $98 million increase from the prior year.

Net income through the first nine months of fiscal 2018 was $307 million, up $119 million from $188 million in the prior year as a result of the Gross profit and Operating expense factors discussed above and a lower federal income tax rate. Adjusted EBITDA of $806 million increased $38 million, or 4.9% compared to the prior year. Diluted EPS was $1.41 and Adjusted Diluted EPS was $1.47.

Cash Flow and Capital Transactions
Net cash provided by operating activities for the first nine months of fiscal 2018 was $444 million, net of a combined $95 million representing an increase in cash income taxes and an incremental pension contribution. In the first nine months of fiscal 2017, the company paid minimal cash income taxes. As a result of the increase in cash income taxes and the incremental pension contribution, Net cash provided by operating activities decreased $62 million from the prior year. Cash capital expenditures for the first nine months of fiscal 2018 totaled $168 million, an increase of $5 million from the prior year, due to an increase in capital spending for buildings and equipment.

Net Debt at the end of the third quarter of fiscal 2018 was $3.4 billion, a decrease of $215 million versus the end of fiscal 2017. The ratio of Net Debt to Adjusted EBITDA was 3.1x at the end of the third quarter of fiscal 2018, down from 3.4x at the end of fiscal 2017.

Outlook for Fiscal Year 2018
For fiscal year 2018, the company now expects total case volume to be down approximately 1%, Net sales to be approximately flat to down 1%, Adjusted Gross profit dollar growth of approximately 2%, Adjusted EBITDA growth of approximately 5% and Adjusted Diluted EPS of approximately $2.03-$2.08. The company's adjusted effective income tax rate is expected to be approximately 25%, with a cash income tax rate of approximately 16%-18%. All other fiscal year 2018 guidance numbers announced on July 30, 2018 remain unchanged.

Conference Call and Webcast Information
US Foods' third quarter fiscal 2018 earnings call will be broadcast live via the internet on November 6, 2018 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 73191205.

The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at
https://ir.usfoods.com.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results, and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third-party suppliers; interruption of product supply or increases in product costs; our substantial indebtedness and restrictions placed upon us under our debt agreements; potential interest rate increases; customer retention and changes in our relationships with group purchasing organizations; our ability to achieve increased sales to independent restaurants; successful consummation and integration of acquisitions; realization of  the expected benefits from our cost savings initiatives; fuel shortages or volatility in fuel costs; industry and general economic factors affecting consumer confidence and buying habits; changes in consumer eating habits and preferences; product liability claims; our reputation in the industry; labor relations and continued access to qualified labor; pricing and cost structures; environmental, occupational health and safety, and food safety compliance; government laws and regulations, and potential changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; cybersecurity incidents; management of retirement benefits and pension liabilities; business disruptions caused by extreme weather conditions; litigation risk; adequate protection of our brand/trade names; and risks associated with intellectual property including potential infringement.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, which was filed with the Securities and Exchange

Commission on February 27, 2018. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.
We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income, plus Interest expense-net, Income tax (benefit)/provision, and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for 1) Restructuring charges and Tangible asset impairments; 2) Share-based compensation expense; 3) the non-cash impact of LIFO reserve adjustments; 4) Business transformation costs; and 5) other gains, losses, and charges as specified in our debt agreements.
We use Net Debt to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.
We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income excluding such items as Restructuring benefits and charges, tangible asset impairments, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.
Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our debt agreements. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.
We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release. We have not, however, provided a reconciliation of our full fiscal year 2018 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions) *	September 29, 2018	December 30, 2017
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$88	$119
Accounts receivable, less allowances of $27 and $26	1,390	1,302
Vendor receivables, less allowances of $3	160	97
Inventories—net	1,301	1,208
Prepaid expenses	100	80
Assets held for sale	8	5
Other current assets	26	8
Total current assets	3,073	2,819
Property and equipment—net	1,810	1,801
Goodwill	3,967	3,967
Other intangibles—net	334	364
Deferred tax assets	7	22
Other assets	83	65
Total assets	$9,274	$9,037

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank checks outstanding	$174	$154
Accounts payable	1,521	1,289
Accrued expenses and other current liabilities	414	451
Current portion of long-term debt	100	109
Total current liabilities	2,209	2,003
Long term debt	3,410	3,648
Deferred tax liabilities	312	263
Other long-term liabilities	196	372
Total liabilities	6,127	6,286
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,769	2,721
Retained earnings	431	124
Accumulated other comprehensive loss	(55)	(96)
Total shareholders’ equity	3,147	2,751
Total liabilities and shareholders' equity	$9,274	$9,037

(*) Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	13-Weeks Ended		39-Weeks Ended
($ in millions, except share and per share data) *	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net sales	$6,153	$6,204	$18,134	$18,151
Cost of goods sold	5,044	5,106	14,920	15,007
Gross profit	1,108	1,099	3,214	3,144
Distribution, selling and administrative costs	929	909	2,726	2,749
Restructuring charges	—	1	1	3
Total operating expenses	929	909	2,727	2,752
Operating income	179	189	487	392
Other income—net	(3)	(1)	(9)	—
Interest expense—net	42	43	133	126
Income before income taxes	141	147	364	266
Income tax provision	26	51	57	78
Net income	$114	$96	$307	$188
Net income per share
Basic	$0.53	$0.43	$1.42	$0.84
Diluted	$0.52	$0.42	$1.41	$0.83
Weighted-average common shares outstanding
Basic	216,623,903	223,807,520	215,843,738	222,641,854
Diluted	218,107,064	225,862,274	217,696,533	226,325,711

(*) Amounts may not add due to rounding.

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	39-Weeks Ended
($ in millions) *	September 29, 2018	September 30, 2017
Cash Flows From Operating Activities:
Net income	$307	$188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250	295
Gain on disposal of property and equipment—net	(1)	—
Amortization and write-off of deferred financing costs	6	3
Deferred tax provision	50	32
Share-based compensation expense	20	15
Provision for doubtful accounts	13	13
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(174)	(242)
Increase in inventories	(93)	(56)
Increase in prepaid expenses and other assets	(28)	(18)
Increase in accounts payable and bank checks outstanding	264	278
Decrease in accrued expenses and other liabilities	(170)	(1)
Net cash provided by operating activities	444	506
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	—	(183)
Proceeds from sales of property and equipment	3	2
Purchases of property and equipment	(168)	(163)
Proceeds from redemption of industrial revenue bonds	—	22
Net cash used in investing activities	(165)	(321)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	2,987	1,711
Principal payments on debt and capital leases	(3,322)	(1,849)
Redemption of industrial revenue bonds	—	(22)
Contingent consideration paid for business acquisitions	(2)	(6)
Payment for debt financing costs and fees	(1)	(1)
Proceeds from employee share purchase plan	15	12
Proceeds from exercise of stock options	18	15
Tax withholding payments for net share-settled equity awards	(6)	(28)
Common stock and share-based awards settled	—	(1)
Net cash used in financing activities	(310)	(169)
Net (decrease) increase in cash and cash equivalents	(31)	16
Cash, cash equivalents and restricted cash—beginning of period (1)	119	131
Cash, cash equivalents and restricted cash—end of period(1)	$88	$148
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$118	$106
Income taxes paid—net	65	5
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	16	19
Capital lease additions	82	77
Cashless exercise of equity awards	1	29
Contingent consideration payable for business acquisitions	—	4
(*) Amounts may not add due to rounding.
(1) Includes restricted cash due to retrospective adoption of a new accounting standard at the beginning of fiscal year 2018. Restricted cash was immaterial in all periods presented.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data) *	September 29, 2018	September 30, 2017	Change	%
Net income (GAAP)	$114	$96	$18	18.8%
Interest expense—net	42	43	(1)	(2.3)%
Income tax provision	26	51	(25)	(49.0)%
Depreciation and amortization expense	85	81	4	4.9%
EBITDA (Non-GAAP)	267	271	(4)	(1.5)%
Adjustments:
Restructuring charges (1)	—	1	(1)	(100.0)%
Share-based compensation expense (2)	3	7	(4)	(57.1)%
LIFO reserve change (3)	(9)	(26)	17	(65.4)%
Business transformation costs (4)	3	7	(4)	(57.1)%
Other (5)	19	8	11	137.5%
Adjusted EBITDA (Non-GAAP)	283	267	16	6.0%
Depreciation and amortization expense	(85)	(81)	(4)	4.9%
Interest expense—net	(42)	(43)	1	(2.3)%
Income tax provision, as adjusted (6)	(36)	(54)	18	(33.3)%
Adjusted Net income (Non-GAAP)	$120	$89	$31	34.8%

Diluted EPS (GAAP)	$0.52	$0.42	$0.10	23.8%
Restructuring charges (1)	—	—	—	NM
Share-based compensation expense (2)	0.01	0.03	(0.02)	(66.7)%

LIFO reserve change (3)	(0.04)	(0.12)	0.08	(66.7)%
Business transformation costs (4)	0.01	0.03	(0.02)	(66.7)%
Other (5)	0.09	0.04	0.05	125.0%
Income tax impact of adjustments (6)	(0.04)	(0.02)	(0.02)	100.0%
Adjusted Diluted EPS (Non-GAAP)	$0.55	$0.39	$0.16	41.0%

Weighted-average diluted shares outstanding (GAAP)	218,107,064	225,862,274

Gross profit (GAAP)	$1,108	$1,099	$10	0.9%
LIFO reserve change (3)	(9)	(26)	17	(65.4)%
Impact from hurricanes (7)	—	2	(2)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$1,099	$1,075	$24	2.2%

Operating expenses (GAAP)	$929	$909	$20	2.2%
Depreciation and amortization expense	(85)	(81)	(4)	4.9%
Restructuring charges (1)	—	(1)	1	(100.0)%
Share-based compensation expense (2)	(3)	(7)	4	(57.1)%
Business transformation costs (4)	(3)	(7)	4	(57.1)%
Other (5)	(19)	(8)	(11)	137.5%
Adjusted Operating expenses (Non-GAAP)	$819	$807	$12	1.5%
(*) Amounts may not add due to rounding.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and share purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Other includes gains, losses or charges as specified under our debt agreements.

(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

(7)	Impact from hurricanes in 2017 consists of costs recognized in cost of sales for inventory losses and product donations that we made for hurricane relief.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	39-Weeks Ended
($ in millions, except share and per share data) *	September 29, 2018	September 30, 2017	Change	%
Net income (GAAP)	$307	$188	$119	63.3%
Interest expense—net	133	126	7	5.6%
Income tax provision	57	78	(21)	(26.9)%
Depreciation and amortization expense	250	295	(45)	(15.3)%
EBITDA (Non-GAAP)	747	687	60	8.7%
Adjustments:
Restructuring charges (1)	1	3	(2)	(66.7)%
Share-based compensation expense (2)	20	15	5	33.3%
LIFO reserve change (3)	(1)	14	(15)	(107.1)%
Business transformation costs (4)	18	33	(15)	(45.5)%
Other (5)	21	16	5	31.3%
Adjusted EBITDA (Non-GAAP)	806	768	38	4.9%
Depreciation and amortization expense	(250)	(295)	45	(15.3)%
Interest expense—net	(133)	(126)	(7)	5.6%
Income tax provision, as adjusted (6)	(104)	(133)	29	(21.8)%
Adjusted Net income (Non-GAAP)	$319	$214	$105	49.1%

Diluted EPS (GAAP)	$1.41	$0.83	$0.58	69.9%
Restructuring charges (1)	—	0.01	(0.01)	(100.0)%
Share-based compensation expense (2)	0.09	0.07	0.02	28.6%
LIFO reserve change (3)	—	0.06	(0.06)	(100.0)%
Business transformation costs (4)	0.08	0.15	(0.07)	(46.7)%
Other (5)	0.10	0.07	0.03	42.9%
Income tax impact of adjustments (6)	(0.21)	(0.24)	0.03	(12.5)%
Adjusted Diluted EPS (Non-GAAP)	$1.47	$0.95	$0.52	54.7%

Weighted-average diluted shares outstanding (GAAP)	217,696,533	226,325,711

Gross profit (GAAP)	$3,214	$3,144	$70	2.2%
LIFO reserve change (3)	(1)	14	(15)	(107.1)%
Impact from hurricanes (7)	—	2	(2)	(100.0)%
Adjusted Gross profit (Non-GAAP)	$3,213	$3,160	$53	1.7%

Operating expenses (GAAP)	$2,727	$2,752	$(25)	(0.9)%
Depreciation and amortization expense	(250)	(295)	45	(15.3)%
Restructuring charges (1)	(1)	(3)	2	(66.7)%
Share-based compensation expense (2)	(20)	(15)	(5)	33.3%
Business transformation costs (4)	(18)	(33)	15	(45.5)%
Other (5)	(21)	(16)	(5)	31.3%
Adjusted Operating expenses (Non-GAAP)	$2,417	$2,392	$25	1.0%
(*) Amounts may not add due to rounding.
NM - Not Meaningful

(1)	Consists primarily of severance and related costs and organizational realignment costs.

(2)	Share-based compensation expense for expected vesting of stock awards and share purchase plan.

(3)	Represents the non-cash impact of LIFO reserve adjustments.

(4)	Consists primarily of costs related to significant process and systems redesign across multiple functions.

(5)	Other includes gains, losses or charges as specified under our debt agreements.

(6)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a corporate tax rate after considering the impact of permanent differences and valuation allowances.

(7)	Impact from hurricanes in 2017 consists of costs recognized in cost of sales for inventory losses and product donations that we made for hurricane relief.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios) *	September 29, 2018	December 30, 2017	September 30, 2017
Total Debt (GAAP)	$3,511	$3,757	$3,703
Cash, cash equivalents and restricted cash	(88)	(119)	(148)
Net Debt (Non-GAAP)	$3,423	$3,638	$3,555
Adjusted EBITDA (1)	$1,096	$1,058	$1,033
Net Leverage Ratio (2)	3.1	3.4	3.4

(*) Amounts may not add due to rounding.
(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA